Exhibit 3.200

PARTNERSHIP AGREEMENT

of

MAVERICK RECORDING COMPANY

This PARTNERSHIP AGREEMENT (this “Agreement”) of Maverick Recording Company (the “Partnership”) is made as of July 14, 2006 between SR/MDM Venture Inc., located at 3300 Warner Boulevard, Burbank, CA 91505 (the “Managing Partner”) and Maverick Partner Inc., located at 3300 Warner Boulevard, Burbank, CA 91505 (each a “Partner” and together the “Partners”):

The Partners hereby adopt this Agreement pursuant to and in accordance with the Chapter 5 of Title 2 of the California Corporations Code (the “Act”), and hereby agree as follows:

1. Name. The name of the Partnership shall be Maverick Recording Company.

2. Purpose. Subject to the terms and conditions set forth in this Agreement, the primary purpose of the Partnership shall be, directly or indirectly through subsidiaries or affiliates, to engage in any lawful act or activity for which general partnerships may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing. The Partnership may engage in such other activities as are permitted hereby or are incidental or ancillary to the foregoing.

3. Offices. The principal place of business and office of the Partnership shall be located at, and the Partnership’s business shall be conducted from 3300 Warner Boulevard, Burbank, CA 91505, or at such place or places as the Managing Partner may designate from time to time.

4. Term. The term of the Partnership commences on the date hereof and shall continue until dissolution of the Partnership in accordance with Section 11 of this Agreement.

5. Management of the Partnership. The Managing Partner shall have the have the sole and exclusive power and authority to act for and bind the Partnership. The Managing Partner shall have the exclusive right to manage the business and affairs of the Partnership and may delegate such management rights, powers, duties and responsibilities to one or more its officers or such other person or persons designated by the Managing Partner as it may determine. Pursuant to its discretion to do so under this Section 5, the Managing Partner hereby delegates to each of its officers the nonexclusive power and authority to act as an agent of the Partnership and, in such capacity, to bind the Partnership in the ordinary course of the Partnership’s business and to execute any and all documents to be signed by the Partnership.

6. Capital Contributions. Each Partner shall make capital contributions to the Partnership from time to time, in cash, securities or other property, in amounts and at times as determined by the Managing Partner.

7. Assignments of Partnership Interest.

a. No Partner may transfer all or any part of its interest in the Partnership, nor shall any Partner have the power to substitute a transferee in its place as a substitute Partner, without, in either event, having obtained the consent of the other Partner.

b. Upon the transfer of any portion of a Partner’s interest permitted by this Agreement or any other event with respect to which adjustments to the tax basis of Partnership assets would be permitted if the Partnership had a valid election under Section 754 of the Internal Revenue Code (“Section 754”) in effect, the Managing Partner shall cause the Partnership to make a timely election under Section 754.

8. Withdrawal. No Partner shall have the right to withdraw from the Partnership except with the consent of the other Partner and upon such terms and conditions as may be specifically agreed upon between the Partners. The provisions hereof with respect to distributions upon withdrawal are exclusive and no Partner shall be entitled to claim any further or different distribution upon withdrawal.

9. Allocations and Distributions.

a. Distributions of cash or other assets of the Partnership to the Partners shall be made, at such times and in such amounts as the Managing Partner may determine.

b. All items of Partnership income, gain, loss, deduction and credit shall be allocated among the Partners in accordance with their interests in the Partnership.

10. Return of Capital. No Partner has the right to receive, any distributions to a Partner which include a return of all or any part of such Partner’s capital contribution, provided that upon the dissolution of the Partnership, the assets of the Partnership shall be distributed as the Managing Partner may determine.

11. Dissolution. The Partnership shall be dissolved and its affairs wound up and terminated upon the determination of the Partners to dissolve the Partnership.

12. Amendments. This Agreement may be amended only upon written consent of all Partners.

13. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of California, all rights and remedies being governed by said laws.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of January 4, 2007.

By:	SR/MDM VENTURE INC.

	By:	/s/ Paul Robinson
Name: Paul Robinson
Title: Vice President

By:	MAVERICK PARTNER INC.

	By:	/s/ Paul Robinson
Name: Paul Robinson
Title: Vice President

4